Exhibit 3.30

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAGNACHIP SEMICONDUCTOR CORPORATION

MagnaChip Semiconductor Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is “MagnaChip Semiconductor Corporation”. The Corporation was originally incorporated under the name “MagnaChip Semiconductor Corporation”. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 8, 2008.

2. The Corporation has not received any payment for any of its stock, and pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors, the duly elected and qualified directors of the Corporation having duly approved this Amended and Restated Certificate of Incorporation at a meeting of the Board of Directors.

3. This Amended and Restated Certificate of Incorporation shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

4. Upon the filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation, the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer this      day of                     , 2008.

MAGNACHIP SEMICONDUCTOR CORPORATION

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAGNACHIP SEMICONDUCTOR CORPORATION

ARTICLE ONE

The name of the corporation is MagnaChip Semiconductor Corporation (the “Corporation”).

ARTICLE TWO

The registered office of the Corporation in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, DE 19904, County of Kent. The name of the Corporation’s registered agent at such registered office is National Registered Agents, Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of capital stock which the Corporation shall have the authority to issue is              shares, of which              shares shall be designated as common stock with a par value of $0.01 per share (“Common Stock”) and              shares shall be designated as Preferred Stock with a par value of $0.01 per share (“Preferred Stock”).

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A.    COMMON STOCK

Except as otherwise provided in this Amended and Restated Certificate of Incorporation or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.

1. Voting Rights. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

2. Dividends. As, if and when dividends are declared or paid on the shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

3. Liquidation. The holders of Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock as a result of the liquidation, dissolution or winding up of the Corporation.

B.    PREFERRED STOCK

1. Authorization. The Board of Directors is authorized to provide for the authorization and issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, with such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the authorization and issue thereof adopted by the Board of Directors (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the Board of Directors), and as are not stated and expressed in this Amended and Restated Certificate of Incorporation including, but not limited to, determination of any of the following:

(a) the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except where otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board of Directors;

(b) the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative, and if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

(c) the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(d) whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(f) whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

(i) whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

(j) any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors in the applicable Preferred Stock Certificate of Designation as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of any meeting of stockholders.

C.    SERIES B PREFERRED STOCK

Of the shares of Preferred Stock that the Corporation is authorized to issue,              is hereby designated as Series B Preferred Stock (the “Series B Preferred Stock”). The designation, relative rights, preferences and limitations of the Series B Preferred Stock shall be as set forth in Annex A attached hereto.

D.    STOCK OWNERSHIP

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE FIVE

In furtherance and not in limitation of the powers conferred by law, except as provided in the Bylaws of the Corporation, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws without the assent or vote of the stockholders of the Corporation.

ARTICLE SIX

The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law of the State of Delaware; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article Seven, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to another corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under the General Corporation Law of the State of Delaware, as amended from time to time, the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the General Corporation Law of the State of Delaware. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to the General Corporation Law of the State of Delaware.

Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware. The right to indemnification conferred in this Article Seven shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the General Corporation Law of the State of Delaware. The right to indemnification conferred in this Article Seven shall be a contract right.

The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or on his or her behalf and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by the Board of Directors.

The rights and authority conferred in this Article Seven shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Any repeal or modification of this Article Seven or any adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Seven shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal, modification or adoption.

ARTICLE EIGHT

No stockholder of the Corporation, by virtue of this Amended and Restated Certificate of Incorporation, shall have any preemptive or preferential right, nor be entitled to such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether issued for cash or for consideration other than cash, or of any issue of securities convertible into stock of the Corporation.

ARTICLE NINE

The number of directors of the Corporation shall be fixed from time to time in the manner and to the extent set forth in the Bylaws of the Corporation or any amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE TEN

Advance notice of business to be brought before an annual meeting of stockholders or a special meeting of stockholders and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE ELEVEN

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and, with the sole exception of those rights and powers conferred under Articles Seven and Twelve, all rights conferred upon stockholders and directors are granted subject to such reservation.

ARTICLE TWELVE

To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, except as may be otherwise provided in a written agreement between the Corporation and the applicable stockholder of the Corporation, none of Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Francisco Partners, L.P., Francisco Partners Fund A, L.P., FP-MagnaChip Co-Invest, LLC, FP Annual Fund Investors, LLC, CVC Capital Partners Asia Pacific L.P., CVC Capital Partners Asia Pacific II L.P., CVC Capital Partners Asia Pacific II Parallel Fund-A, L.P., Asia Investors LLC or Peninsula Investment Pte. Ltd. or any of their respective officers, directors, agents, stockholders, members, partners, employees, affiliates or subsidiaries shall have any duty to refrain from engaging directly or indirectly in a corporate opportunity in the same or similar activities or lines of business as the Corporation (and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns directly or indirectly 50 percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests (collectively, “ Related Entities”)) engages in or proposes to engage in, and the Corporation, on behalf of itself and its Related Entities, renounces any interest or expectancy of the Corporation and its Related Entities in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of such persons or entities, even if the opportunity is one that the Corporation or its Related Entities might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by law, no such person or entity shall be liable to the Corporation or any of its Related Entities for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity, or fails to communicate or present such business opportunity, or information regarding such business opportunity, to the Corporation or its Related Entities unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Twelve. Neither the alteration, amendment or repeal of this Article Twelve nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Twelve shall eliminate or reduce the effect of this Article Twelve in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Twelve, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE THIRTEEN

If at any time CVC US, FP, the CVC Asia Pacific Investors and their respective Permitted Transferees no longer collectively beneficially own (determined pursuant to Rule 13d-3 promulgated under the Exchange Act), in the aggregate, at least 50.1% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation, then any action required or permitted to be taken by the stockholders of the Corporation (except for actions required to be taken by the holders of any class of the Corporation’s Preferred Stock voting as a separate class) must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by the stockholders of the Corporation. Capitalized terms used in this Article Thirteen which are not defined herein shall have the meanings given to such terms in the Third Amended and Restated Securityholders’ Agreement, dated as of                     , 2008, by and among the Corporation and the stockholders’ of the Corporation party thereto, as amended from time to time. A copy of this Third Amended and Restated Securityholders’ Agreement may be requested at any time by any stockholder of the Corporation upon written request to the Corporation’s Secretary.

ANNEX A

SERIES B PREFERRED STOCK

Section 1    Accrual and Payment of Dividends.

(a) The holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, cumulative cash dividends at the rate of 10% per share per annum on the Series B Original Issue Price (as defined below), compounded semi-annually.

(b) Such dividends shall be payable in semi-annual installments in arrears commencing                     , 2008 and thereafter on the fifteenth day of March and September (unless such day is not a business day in which event on the last preceding business day) in each such year (hereinafter referred to as a “Series B Dividend Accrual Date”). For purposes of this Annex A, the term “business day” shall mean any day ending at 11:59 p.m. (eastern time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the city of New York. Each such dividend on Series B Preferred Stock when paid shall be payable to holders of record as they appear on the stock register of the Corporation on the date established by the Board of Directors of the Corporation as the record date for the payment of such dividend (which record date shall not precede the date upon which the resolution fixing such record date is adopted and which record date shall be not more than sixty days prior to such action). If no record date is fixed, the record date for determining holders for such purpose shall be at the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend payment.

(c) Such dividends on the Series B Preferred Stock shall begin, or shall be deemed to have begun, accruing as of the original date of issue of the MagnaChip LLC Series B Units (as defined below) which were exchanged for and converted into the applicable shares of Series B Preferred Stock, and such dividends shall be cumulative, whether or not earned or declared, so that if at any time full cumulative dividends at the rate aforesaid on all Series B Preferred Stock then outstanding to the end of the semi-annual dividend period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any Series B Junior Stock (defined below) (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Series B Junior Stock (other than a dividend payable in Series B Junior Stock); provided, however, that the foregoing shall not prohibit the Company from repurchasing shares of Series B Junior Stock from a former employee of the Company (or a subsidiary of the Company) where such repurchase arises from the Company’s option to repurchase such shares upon termination of such employee’s employment with the Company (or a subsidiary) pursuant to a written plan or written agreement between the Company and such employee. As used herein, “MagnaChip LLC Series B Units” means the Series B

Preferred Membership Interests of MagnaChip Semiconductor LLC, a Delaware limited liability company, which were exchanged for and converted into shares of the Corporation’s Series B Preferred Stock and “Series B Junior Stock” means any series or class of stock of the Corporation now or hereafter authorized or issued by the Corporation, including any series or class of Preferred Stock, ranking junior to the Series B Preferred Stock with respect to dividends or distributions or upon the liquidation, distribution of assets, dissolution or winding-up of the Corporation, including without limitation the Common Stock. Accrued dividends on the Series B Preferred Stock if not paid on the first or any subsequent Series B Dividend Accrual Date following accrual shall thereafter accrue additional dividends in respect thereof (the “Series B Additional Dividends”), compounded semi-annually, at the rate of 10% per annum on the amount of such accrued dividends.

(d) When dividends are not paid in full upon the Series B Preferred Stock and any other shares ranking on a parity as to dividends with the Series B Preferred Stock, all dividends paid upon Series B Preferred Stock and any other shares ranking on a parity as to dividends with the Series B Preferred Stock shall be paid pro rata so that in all cases the amount of dividends paid per share on the Series B Preferred Stock and such other shares shall bear the same ratio that accrued dividends per share (including Series B Additional Dividends) on the Series B Preferred Stock and such other shares bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Series B Preferred Stock have been paid, no dividends shall be declared or set aside for payment upon any other shares of the Corporation ranking on a parity with the Series B Preferred Stock as to dividends.

(e) A semi-annual dividend period shall commence on the day following a Series B Dividend Accrual Date and shall end on the next succeeding Series B Dividend Accrual Date.

Section 2    Voting Rights. Except as required by applicable law and except for any voting by the holders of Series B Preferred Stock as part of a separate class or series pursuant to Section 5 of this Annex A, no holder of shares of Series B Preferred Stock, as such holder, shall be entitled to vote on any matter submitted to be voted on by the Corporation’s stockholders. On any matters on which the holders of shares of Series B Preferred Stock shall be entitled to vote, they shall be entitled to one vote for per share held. Except as otherwise required by law or as otherwise provided herein, the holders of Series B Preferred Stock shall not be entitled to notice of any meeting of Stockholders.

Section 3    Redemption Rights.

(a) If any outstanding shares of Series B Preferred Stock remain outstanding ten years after the issuance of the shares of the Series B Preferred Stock (the “Series B Mandatory Redemption Date”), then the holders of a majority of the then outstanding shares of Series B Preferred Stock shall have the right to elect to have the Corporation redeem all outstanding shares of Series B Preferred Stock from funds legally available therefor, in the manner provided in this Section 3, at a price per share equal to $1,000 (the “Series B Original Issue Price”) plus an amount per share equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Series B Additional Dividends) to the Series B Redemption Date (defined below) (such redemption, a “Series B Mandatory Redemption”). Notice of such an election by holders of shares of Series B Preferred Stock (the “Series B Mandatory Redemption Notice”) shall be given by such holders to the Corporation at least 90 days prior to the date redemption is desired (the “Series B Redemption Date”).

(b) The aggregate amount of any redemption pursuant to paragraph (a) above is hereinafter referred to as the “Series B Redemption Price” with respect to such redemption.

(c) Any redemption pursuant to this Section 3 shall be accomplished in the manner and with the effect as set forth in this Section 3. In the event that a Series B Mandatory Redemption Notice is given, notice of the redemption of Series B Preferred Stock shall be sent to each holder of record, at the close of business on the date on which the Series B Mandatory Redemption Notice is given, at such holder’s address as the same appears on the books of the Corporation not less than ten (10) days and not more than sixty (60) days prior to the Series B Redemption Date. Each such notice shall state (A) the Series B Redemption Date, (B) the place or places where such shares are to be surrendered, (C) that the holder is to surrender the shares at the place of redemption and (D) that dividends on the Series B Preferred Stock shall cease to accrue on the Series B Redemption Date. If less than all the outstanding shares of Series B Preferred Stock are to be redeemed, the selection of shares for redemption shall be made pro rata and the notice of redemption to a holder shall state the number of shares of Series B Preferred Stock of such holder to be redeemed. The portion of the applicable Series B Redemption Price to which each holder of record of the shares of Series B Preferred Stock to be redeemed is entitled shall be delivered to the holder at the holder’s address as the same appears in the stock register of the Corporation; provided, however, that the full amount of the applicable Series B Redemption Price may instead be deposited (such deposit, the “Series B Deposit”) on or before the applicable Series B Redemption Date in trust for the account of the holders of the shares of Series B Preferred Stock entitled thereto with a bank or trust company in good standing doing business in the State of New York and having capital and surplus of at least $100,000,000 (the date of such deposit being hereinafter referred to as the “Series B Date of Deposit”). Notice of the date on which, and the name and address of the bank or trust company with which, the Series B Deposit has or will be made shall be included in the notice of redemption.

(d) On and after the applicable Series B Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Series B Redemption Price pursuant to the notice of redemption), or if the Corporation shall make a Series B Deposit on or before the date specified therefor in the notice of redemption, then on and after the Series B Date of Deposit (provided notice of redemption has been duly given), all dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue, and the notice of redemption shall so state, and, notwithstanding that any certificate for shares of Series B Preferred Stock is not surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding and all rights of the holders thereof shall cease and terminate, except the right to receive the Series B Redemption Price (without interest) as hereinafter provided.

(e) At any time on or after the applicable Series B Redemption Date, or if the Corporation shall make a Series B Deposit prior to the Series B Redemption Date, then at any time on or after the Series B Date of Deposit, which time shall be specified by the Corporation in the notice of redemption and which shall not be later than the applicable Series B Redemption Date, the holders of record of the shares of Series B Preferred Stock to be redeemed shall be entitled to receive the Series B Redemption Price upon actual delivery to the Corporation, or in the case of a Series B Deposit, then the bank or trust company with which such Series B Deposit shall be made, of certificates for the shares to be redeemed, such certificates, if required, to be duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. The making of such delivery to the Corporation or any such bank or trust company (if applicable) shall not relieve the Corporation of liability for payment of the Series B Redemption Price.

(f) Any Series B Deposit funds which remain unclaimed by the holders of such Series B Preferred Stock at the end of two (2) years after the Series B Redemption Date shall be paid by the bank or trust company to the Corporation, which shall thereafter, to the extent of the money so repaid, be liable for the payment of the Series B Redemption Price. Any interest accrued on any Series B Deposit shall be paid to the Corporation from time to time.

Section 4    Preference Rights on Liquidation.

(a) In the event that the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after all creditors of the Corporation shall have been paid in full, the holders of the shares of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any amount shall be paid to the holders of any Series B Junior Stock, an amount equal to the Series B Original Issue Price in cash per share plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Series B Additional Dividends) to the date of final distribution, and no more. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be insufficient to pay the holders of all outstanding shares of Series B Preferred Stock and of any shares ranking on a parity with the Series B Preferred Stock the full amounts to which they respectively shall be entitled, such assets, or the proceeds thereof, shall be distributed ratably among the holders of shares of Series B Preferred Stock and any shares ranking on a parity with the Series B Preferred Stock in accordance with the amounts which would be payable on such distribution if the amount to which the holders of the Series B Preferred Stock and of any shares ranking on a parity with the Series B Preferred Stock are entitled were paid in full. Holders of shares of Series B Preferred Stock shall not be entitled, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, to receive any amounts with respect to such shares other than the amounts referred to in this Section 4(a).

(b) Neither the purchase nor redemption by the Corporation of any class of shares in any manner permitted by the Certificate of Incorporation, as amended, nor the merger or consolidation of the Corporation with or into any other business entity, nor the conversion of the Corporation into a different entity form under Delaware (or other state) law, nor a sale, exchange, conveyance, transfer or lease of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 4; provided, however, that any consolidation or merger of the Corporation in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4 if, (A) in connection therewith, the holders of shares of Series B Junior Stock receive as consideration, whether in whole or in part, for such shares of Series B Junior Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock or shares of the surviving entity which ranks on a parity with or senior to the preferred stock or shares received by holders of the Series B Preferred Stock with respect to liquidation or dividends or (B) the holders of the shares of Series B Preferred Stock do not receive preferred stock or shares of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series B Preferred Stock.

Section 5 Other Rights. Without the written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series B Preferred Stock at a meeting of the holders of shares of Series B Preferred Stock called for such purpose, the Corporation shall not amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series B Preferred Stock; provided however, that any such amendment that changes the dividend payable on the Series B Preferred Stock shall require the affirmative vote of the holder of each share of Series B Preferred Stock at a meeting of such holders called for such purpose or the written consent of the holder of each such share of Series B Preferred Stock; provided further, that in no event will the issuance of any series of preferred Stock that is senior to, on a parity with or junior to the Series B Preferred Stock or has a redemption date earlier than the Series B Preferred Stock be deemed to adversely affect the rights and preferences of the Series B Preferred Stock.